Exhibit 17.1

Director / Officer Resignation

July 30, 2012

To: The Board of Directors of Mondial Ventures, Inc. From:  Rob Fiallo
Re:  Resignation

Ladies and Gentlemen:

Please be advised that I hereby resign as a Director and as an Officer effective immediately, of Mondial Ventures, Inc., a Nevada corporation, and all of its subsidiaries.